Exhibit 99.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 17th day of November, 2005, by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and DENNIS B. MULLEN (the “Executive”).

RECITAL

WHEREAS, the Company, for itself and its wholly-owned subsidiary, Red Robin International, Inc., a Nevada corporation, and the Executive are parties to that certain Employment Agreement dated as of September 7, 2005 (the “Employment Agreement”); and

WHEREAS, pursuant to Sections 3(f) and 3(i) of the Employment Agreement, the Company has agreed to provide certain commuting and housing benefits in connection with the Executive’s service to the Company; and

WHEREAS, the provision by the Company of such commuting and housing benefits will result in additional wage income to the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Amendment to provide for an additional payment from the Company to the Executive to compensate him for any such additional federal, state or local income tax liability and any Federal Insurance Contributions Act (“FICA”) tax liability that may arise from the provision by the Company of these commuting and housing benefits to the Employment Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Unless the context otherwise requires, all capitalized terms used in this Amendment without definition shall have the respective meanings given such terms in the Employment Agreement.

2. A new Section 3(l) is added to read as follows:

(1) Additional Payment for Certain Tax Liabilities. Due to the increased federal, state, and local income tax and employment tax liabilities that will arise from the provision of the benefits described in Sections 3(f) and 3(i), the parties agree to the following:

(i) In accordance with Internal Revenue Service Announcement 85-113, the Company shall account for the benefits on a fiscal year basis (November 1 through October 31) and will treat the value of the noncash benefits described in Sections 3(f) and 3(i) (the “Taxable Benefits”) as wages for income tax withholding and FICA tax purposes in any payroll period following the close of the fiscal year (October 31), but before the end of the calendar year in which the fiscal year ends. The value of the Taxable Benefits shall be reported as “wages” for employment tax purposes and the Company shall withhold the applicable federal, state, and local income taxes, as well as the applicable FICA taxes in accordance with the Company’s normal payroll practice and concurrent with the payment of the Executive’s Annual Base Salary for the payroll period. In the event the Executive’s employment is terminated for any reason, the Taxable Benefits shall be reported as income and the Additional Tax Payment (as defined below) shall be made within 30 days following the end of the Employment Period.

(ii) Concurrent with the payroll period in which the Taxable Benefits are reported as wages pursuant to (i) above, the Executive shall receive, in addition to any other payments provided for in this Agreement, a payment (the “Additional Tax Payment”) equal to the value of the Taxable Benefits multiplied by the Applicable Percentage (as defined below). The Additional Tax Payment shall also be reported as “wages” for federal income tax purposes at that time and the Company shall apply any applicable federal, state, and local income and employment tax withholdings.

(iii) The Applicable Percentage equals: [1 / (1 - the Combined Tax Rate)] - 1. The Combined Tax Rate shall equal the sum of (1) the highest marginal federal income tax rate; (2) the highest marginal applicable state income tax rate; (3) the highest marginal local income tax rate; (4) the applicable Social Security tax rate; (5) the Medicare tax rate; and (6) the rates of any other federal, state, and local employment or payroll taxes that would apply.

The parties agree that the application of this provision shall be read in accordance with IRS Announcement 85-113. The Executive agrees to promptly provide the Company with such tax and other information as the Company may reasonably request to calculate the Additional Tax Payment. Notwithstanding any other provision of this Agreement, the term “Accrued Obligations” shall include the Additional Tax Payment.

3. This Amendment, read together with the Employment Agreement, constitutes the entire agreement of the parties and supersedes all prior negotiations, agreements or understandings, whether written or oral, concerning the subject matter hereof and thereof. Except as expressly modified by this Amendment, the Employment Agreement otherwise remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ KATHERINE L. SCHERPING
Katherine L. Scherping Chief Financial Officer

EXECUTIVE

/s/ DENNIS B. MULLEN
Dennis B. Mullen